UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant    ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

VULCAN MATERIALS COMPANY

(Name of Registrant as Specified in its Charter)

MARTIN MARIETTA MATERIALS, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Martin Marietta Materials, Inc. has included the following language on the website www.aggregatesleader.com, which contains information related to Martin Marietta’s proposed business combination with Vulcan Materials Company:

A.	INTRO WEB LANGUAGE

Martin Marietta Materials’ Vision to Create a Global Leader in Construction Aggregates

On December 12, 2011, Martin Marietta delivered a proposal to Vulcan and commenced an exchange offer to effect a business combination that would create a U.S.-based company that is a global leader in construction aggregates, with a footprint across North America. Bringing together two highly complementary aggregates producers is a compelling opportunity to enhance our competitiveness and growth potential for both companies’ shareholders, customers, employees and communities.

This website provides information on our proposal and the actions we are taking so that it is fairly and objectively considered, including a proxy solicitation to elect four independent directors to the Vulcan Board. Act now and let your voice be heard, by electing independent directors who are committed to your best interests.

B.	RECENT STEPS TO ADVANCE THE TRANSACTION

We feel strongly about the compelling rationale for combining Martin Marietta Materials, Inc. and Vulcan Materials Company and have privately discussed this opportunity at length and over time with Vulcan. However, Vulcan has ceased participation in these private discussions toward a negotiated transaction, which commenced nearly two years ago. After delivering our proposal and commencing our exchange offer on December 12, 2011, we have taken a number of steps to advance the transaction:

•

On January 24, 2012, Martin Marietta delivered notice to Vulcan of its proposal to nominate independent director candidates for election to Vulcan’s Board of Directors at Vulcan’s 2012 Annual Meeting of shareholders, and filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the proposal. The independent director nominees, if elected, will consider the proposed business combination objectively and in accordance with their fiduciary duties to Vulcan and Vulcan’s shareholders.

•

On February 10, 2012, Martin Marietta entered into an agreement with the U.S. Department of Justice with respect to the timing of steps to be taken in connection with the DOJ’s review of Martin Marietta’s proposed business combination with Vulcan.

•

On April 25, 2012, Martin Marietta filed its definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for the election of four independent directors to the Vulcan Board at Vulcan’s 2012 Annual Meeting of shareholders, and subsequently mailed to each Vulcan shareholder (as of the record date for the meeting) the proxy statement and accompanying BLUE proxy card or BLUE voting instruction form.

Martin Marietta’s strong preference remains to execute this compelling strategic business combination on a negotiated basis with Vulcan’s current Board of Directors. Martin Marietta’s advisers, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to begin immediately the process of negotiating a definitive agreement. Martin Marietta believes it can complete due diligence, negotiate a definitive agreement and obtain final Martin Marietta Board approval quickly and stands prepared to provide reciprocal due diligence to Vulcan.

C.	FREQUENTLY ASKED QUESTIONS (FAQ)

General Questions

1.	Why is Martin Marietta Materials proposing this combination with Vulcan Materials Company?

The combination of Martin Marietta and Vulcan is a compelling opportunity for both companies’ shareholders, customers, employees and the communities we serve. By bringing together our highly complementary assets, we have the opportunity to create a U.S.-based company that is a global leader in construction aggregates, led by the best team in the industry drawn from both companies. The combined company will have one of the industry’s strongest balance sheets and, as we achieve expected annual synergies of $200 to $250 million that we continue to believe can be achieved as a result of the combination, and as we continue to adhere to Martin Marietta’s strict operational and financial discipline, the company will be well positioned to pursue a wide range of attractive growth opportunities and to continue delivering value to shareholders.

2.	What would the combined company look like in terms of products and geographic reach?

The combined company would have an outstanding asset base, with over 28 billion tons of mineral reserves. We would have a broader geographic footprint with a global reach. Together we will be able to deliver greater scale, efficiencies and growth opportunities to make the combined company stronger and more competitive.

3.	What would be the financial profile of the combined company?

The combined company will have one of the industry’s strongest balance sheets and, as we achieve expected annual synergies of $200 to $250 million that we continue to believe can be achieved as a result of the combination, and as we continue to adhere to Martin Marietta’s strict operational and financial discipline, the company will be well positioned to pursue a wide range of attractive growth opportunities and to continue delivering value to shareholders. In addition, the anticipated debt ratings for the combined company will be better than the ratings for Vulcan debt on a standalone basis. We also intend to maintain the dividend for the combined company at Martin Marietta’s current rate of $1.60 per Martin Marietta share annually, or $.80 per Vulcan share annually, based on the proposed exchange ratio. This is twenty times Vulcan’s current level.

4.	What is the premium that Martin Marietta is offering Vulcan shareholders?

Our offer represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 (the business day prior to the announcement of Martin Marietta’s proposal) and 18% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011.

5.	What are the expected annual synergies from the combination?

Based on our analysis to date, Martin Marietta continues to believe that it can achieve between $200 million and $250 million in expected annual cost synergies as a result of the combination, derived from a combination of improved purchasing efficiencies, operating efficiencies and the elimination of duplicative functions. With respect to the purported savings programs announced by Vulcan since December 12, 2011, Martin Marietta believes that Vulcan’s programs will be far from fully effective, at best, for several years, and not necessarily sustainable, although they may result in some level of cost reductions during this period. Martin Marietta’s belief is based on Martin Marietta’s understanding of the design and attempted implementation to date of Vulcan’s programs and Martin Marietta’s experience in implementing its own fully operational management reporting system. Moreover, Martin Marietta believes that Vulcan’s senior management lacks demonstrated capability and discipline to be credible to deliver Vulcan’s “hope plan” on a standalone basis, leaving Vulcan shareholders exposed to substantial execution risk.

6.	What additional steps is Martin Marietta taking to advance the transaction?

After delivering our proposal and commencing our exchange offer on December 12, 2011, we have taken a number of steps to advance the transaction, including: commencing litigation against Vulcan in Delaware and New Jersey to ensure that Vulcan shareholders have the opportunity to assess directly Martin Marietta’s proposal; entering into an agreement with the U.S. Department of Justice with respect to the timing of steps to be taken in connection with the DOJ’s review of Martin Marietta’s proposed business combination with Vulcan; nominating four independent director candidates for election to Vulcan’s Board of Directors at Vulcan’s 2012 Annual Meeting of shareholders and commencing a proxy solicitation to elect such nominees.

7.	Is Martin Marietta still interested in negotiating with Vulcan?

Yes. It remains our preference to engage in a productive dialogue with Vulcan to execute this very compelling business combination. We believe the strategic rationale of a combination is so compelling for all stakeholders that we took our offer directly to Vulcan shareholders, giving them the means to make their support of the proposed business combination known to the Vulcan Board. Vulcan shareholders can send a clear message to their Board through the election of Martin Marietta’s independent director nominees – who are committed to looking out for shareholders’ best interests and who will bring to the Vulcan Boardroom a fresh, independent perspective on Martin Marietta’s business combination proposal.

Stakeholder Questions

8.	Where would the combined company be headquartered?

Under our proposal, the combined company would be headquartered in Raleigh, North Carolina, where Martin Marietta is based, and maintain a major presence in Birmingham, Alabama, where Vulcan is based.

9.	Who would lead the combined company?

We have the opportunity to create a U.S.-based company that is a global leader in construction aggregates, led by the best team in the industry drawn from both companies. Under our proposal, Ward Nye would serve as President and CEO, and Vulcan’s Don James would serve as Chairman of the combined company. We will assemble a management team that includes executives from both Martin Marietta’s and Vulcan’s current management teams.

10.	How would the business combination benefit Martin Marietta’s shareholders?

Martin Marietta’s shareholders would directly benefit by owning a global leader in aggregates. We continue to believe that the proposed business combination can achieve savings associated with anticipated annual cost synergies of $200 to $250 million. Additionally, the combined company’s outstanding asset base and broader geographic reach will create value for shareholders over the short and long term, as greatly increased scale provides a broader set of opportunities for organic and inorganic growth. The combined company would also continue to have significant cash flow, a meaningful quarterly cash dividend and operate with strict operational and financial discipline.

11.	How will the proposed transaction benefit Vulcan shareholders?

We believe that the combination will create significant value for Vulcan shareholders and give Vulcan shareholders a substantial ongoing equity interest in the combined company. The transaction would provide Vulcan shareholders with a premium of 15% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 10-day period ended December 9, 2011 (the business day prior to the announcement of Martin Marietta’s proposal) and 18% to the average exchange ratio based on closing share prices for Vulcan and Martin Marietta during the 30-day period ended December 9, 2011. Importantly, Vulcan shareholders will have the ability to participate in and benefit from the improved financial strength and flexibility of the combined company. We also intend to maintain the dividend for the combined company at Martin Marietta’s current rate of $1.60 per Martin Marietta share annually, or $0.80 per Vulcan share annually, based on the proposed exchange ratio. This is twenty times Vulcan’s current level.

12.	Why is this proposed combination good for Martin Marietta’s employees?

Our proposal represents a tremendous opportunity to bring together two American aggregates producers, to grow our business and enhance our competitiveness. Our assets and geographic footprints are highly complementary with relatively little overlap. As such, we will be in an excellent position to grow for the benefit of all our stakeholders, particularly our employees, who will have an even brighter future, with new opportunities for advancement and growth.

13.	Why is this proposed combination good for Vulcan’s employees?

The proposed combination would provide an opportunity for Vulcan’s employees to become part of a larger, stronger organization, particularly as our two companies’ assets and geographic footprints are highly complementary with little overlap. We have tremendous respect for Vulcan employees and would expect them to continue to play a significant role at the combined company, with new opportunities for advancement and growth.

14.	How will the proposed transaction benefit customers and suppliers?

We believe that bringing together Martin Marietta and Vulcan would create a U.S.-based company that is a global leader in construction aggregates, resulting in a combined company that can deliver enhanced product offerings and service across a broader operational footprint. We will continue to be a great business partner to our suppliers.

15.	Will there be any interruption in product deliveries or services?

Not at all. Martin Marietta will continue to operate as usual during this process, working hard to provide customers with the best products and service as always.

16.	What does this mean for the Birmingham, Alabama community?

We are committed to maintaining a major presence in Birmingham and to being a positive corporate citizen.

Questions About Voting for Martin Marietta’s Independent Director Nominees

17.	Where can I find detailed information about Martin Marietta’s solicitation of proxies for its four independent director nominees for election to Vulcan’s Board?

For detailed information about Martin Marietta’s solicitation, please see Martin Marietta’s definitive proxy statement in connection with Vulcan’s 2012 Annual Meeting of shareholders, which was mailed to holders of Vulcan shares as of April 20, 2012 (the record date for Vulcan’s 2012 Annual Meeting of shareholders) and filed with the SEC on April 25, 2012. The questions and answers provided below regarding Martin Marietta’s solicitation are for reference purposes only and do not serve as a substitute for the information contained in Martin Marietta’s definitive proxy statement. Martin Marietta urges Vulcan shareholders to review Martin Marietta’s definitive proxy statement for any questions they may have with respect to Martin Marietta’s solicitation.

18.	Why is Martin Marietta proposing its own slate of independent director nominees?

Martin Marietta believes that Vulcan shareholders should have the opportunity to realize the substantial immediate and long-term benefits of our proposed business combination. Martin Marietta believes, based on Vulcan’s outright rejection of our proposal and refusal to engage with us to discuss our proposed business combination, that the current directors of Vulcan are not acting, and will not act, in your best interests with respect to our proposal. Martin Marietta’s independent director nominees will bring a fresh, independent perspective on Martin Marietta’s business combination proposal to Vulcan’s Boardroom, although, if elected, our four independent director nominees will not constitute a majority of the Vulcan Board. The independent nominees have specifically acknowledged to Martin Marietta that there is not, and cannot be, any agreement between any of them and Martin Marietta regarding the decisions they will make as a director of Vulcan.

19.	Why should a Vulcan shareholder vote for Martin Marietta’s independent nominees rather than Vulcan’s nominees?

Given the Vulcan Board’s (including the four incumbent directors who are standing for reelection at Vulcan’s 2012 Annual Meeting of shareholders) rejection of Martin Marietta’s proposal and refusal to even discuss such proposal with Martin Marietta, the most effective way for Vulcan shareholders to realize the compelling benefits of our proposal and to have their best interests represented is to vote for Martin Marietta’s independent director nominees. Our independent director nominees will, if elected, act in accordance with their fiduciary duties to Vulcan and Vulcan’s shareholders and solely in Vulcan shareholders’ best interests.

20.	Are Martin Marietta’s director nominees required to vote for the proposed business combination?

No. If elected, Martin Marietta’s director nominees will act in accordance with their fiduciary duties under applicable law, and in the best interests of Vulcan’s shareholders. Our independent director nominees have specifically acknowledged to Martin Marietta that there is not, and cannot be, any agreement between any of them and Martin Marietta regarding the decisions they will make as a director of Vulcan.

21.	How many votes does a nominee need to receive in order to be elected?

It is not a specific number. The four nominees getting the four highest number of votes (in descending order) will be elected to the Vulcan Board.

22.	What is the deadline to vote for Martin Marietta’s independent director nominees?

•	Proxies sent through the mail must be received prior to Vulcan’s Annual Meeting, which is scheduled for June 1, 2012.

•

All telephone and Internet voting for beneficial shareholders (those holding Vulcan shares through a brokerage firm, bank or other nominee) must be completed by 11:59 p.m., Eastern Time on May 31, 2012.

•

All telephone and Internet voting for registered shareholders (those holding Vulcan stock certificates or holding shares directly) must be completed prior to Vulcan’s Annual Meeting, scheduled for June 1, 2012 at 3:00 p.m., Central Daylight Time.

23.	If all four of Martin Marietta’s independent director nominees are elected, will that constitute a majority of the Vulcan Board?

No, the election of the four independent director nominees will not result in Martin Marietta’s candidates constituting a majority of the Vulcan Board; however we believe it would change the dynamics of the Vulcan Boardroom and bring a fresh, independent perspective on Martin Marietta’s business combination proposal.

24.	How can I vote for Martin Marietta’s independent director nominees?

If you hold shares in your name directly, please vote today by telephone at (888) 698-8087 (toll-free), by Internet at www.proxyvoting.com/blueproxy, or by signing, dating and returning the BLUE proxy card in the self-addressed, pre-paid envelope that was provided to you in Martina Marietta’s proxy statement.

If you hold shares through a brokerage firm, bank or other nominee, please use the BLUE voting instruction form to tell your brokerage firm, bank or other nominee to vote for Martin Marietta’s independent nominees by telephone at (800) 454-8683 (toll-free), by Internet at www.proxyvote.com, or by signing, dating and returning the BLUE voting instruction form in the self-addressed, pre-paid envelope that was provided to you in Martin Marietta’s proxy statement.

If you have any questions or need assistance voting your shares, please contact Morrow & Co., the firm assisting us with the solicitation at (877) 757-5404 (toll-free) or by email at BLUEproxy@morrowco.com.

25.	If I have already tendered my Vulcan shares into Martin Marietta’s exchange offer, can I still vote for the independent director nominees?

Yes. Your vote is extremely important and we encourage you to let your voice be heard at Vulcan’s 2012 Annual Meeting of shareholders, irrespective of whether you have already tendered your Vulcan shares.

26.	If I have already returned Vulcan’s white proxy card, can I change my vote?

Yes, you have every right to change your vote by returning a later dated BLUE proxy card or BLUE voting instruction form or by voting by phone or Internet.

27.	Who can I contact if I need assistance voting my shares?

If you have any questions or need assistance voting your shares, please contact Morrow & Co., the firm assisting us with the solicitation at (877) 757-5404 (toll-free) or (203) 658-9400 or by email at BLUEproxy@morrowco.com.

28.	Where can I get more information on Martin Marietta’s independent director nominees?

For detailed information regarding Martin Marietta’s independent director nominees, please see Martin Marietta’s definitive proxy statement in connection with Vulcan’s 2012 Annual Meeting of shareholders that was mailed to holders of Vulcan shares as of April 20, 2012 and filed with the SEC on April 25, 2012.

Questions About the Exchange Offer

29.	Where can I find detailed information about the exchange offer?

For detailed information about the exchange offer, please see the prospectus/offer to exchange forming a part of Martin Marietta’s Registration Statement on Form S-4, filed with the SEC on December 12, 2011, as amended. The questions and answers provided below regarding the exchange offer are for reference purposes only and do not serve as a substitute for the information contained in Martin Marietta’s prospectus/offer to exchange. Martin Marietta urges Vulcan shareholders to review Martin Marietta’s prospectus/offer to exchange for any questions they may have with respect to the exchange offer.

30.	Why has Martin Marietta commenced an exchange offer?

The purpose of the exchange offer is for Martin Marietta to acquire all of the outstanding shares of Vulcan common stock in order to combine the businesses of Martin Marietta and Vulcan. We believe the strategic rationale of a combination is so compelling for all stakeholders that we have taken our offer directly to Vulcan shareholders.

31.	What consideration is Martin Marietta offering to Vulcan shareholders in the exchange offer?

Under the terms of the exchange offer, Martin Marietta is offering Vulcan shareholders 0.50 of a Martin Marietta share for each share of Vulcan common stock tendered — an immediate and significant premium based on pre announcement stock prices.

Additionally, consummation of Martin Marietta’s proposed business combination would result in Vulcan shareholders:

•	Collectively owning approximately 58% of the combined entity, becoming shareholders in a stronger, more competitive company with enhanced growth potential and greater efficiencies; and

•	Receiving a dividend that is 20 TIMES Vulcan’s current level, enabled by one of the strongest balance sheets in the industry.

32.	Will I realize a premium on my Vulcan shares if I tender them?

Yes. Although our proposal is for a business combination whereby Vulcan shareholders would receive Martin Marietta common stock and thus would have the opportunity to participate in the future upside of the combined company, the offer still represents a premium for Vulcan shareholders of 15% to the average exchange ratio based on closing share prices for Martin Marietta and Vulcan during the 10-day period ended December 9, 2011 (the business day prior to the announcement of Martin Marietta’s proposal) and 18% to the average exchange ratio based on closing share prices for the two companies during the 30-day period ended December 9, 2011. The exchange offer is subject to certain conditions, including the approval of the Vulcan Board, which are set forth and described in the prospectus/offer to exchange forming a part of the Registration Statement on Form S-4 filed by Martin Marietta with the SEC in connection with the exchange offer.

33.	When is the exchange offer scheduled to expire?

The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on May 18, 2012, which is the initial expiration date unless further extended by Martin Marietta.

34.	Are there any conditions to the exchange offer?

Yes, the exchange offer is subject to certain specified conditions, which are described in the prospectus/offer to exchange forming a part of the Registration Statement on Form S-4 filed by Martin Marietta with the SEC in connection with the exchange offer.

35.	How do I accept the exchange offer and tender my shares?

The exchange offer is subject to certain specified conditions, all of which must be satisfied or waived before tendered shares can be accepted by Martin Marietta. If you are a beneficial holder of Vulcan shares, meaning you hold your Vulcan shares with a brokerage firm, bank or other nominee, you should contact your brokerage firm, bank or other nominee to tender your shares. If you are a registered holder of Vulcan shares, meaning you have a stock certificate or hold your Vulcan shares directly, you can tender your shares by completing, signing, dating and returning the Letter of Transmittal that was enclosed in the prospectus/offer to exchange forming a part of Martin Marietta’s Registration Statement on Form S-4 that you received. If you have any questions or need assistance tendering your shares, please contact Morrow & Co., the firm assisting us with the solicitation, at (877) 757-5404 (toll-free) or by email at exchangeofferinfo@morrowco.com.

36.	Can I withdraw shares that I have already tendered?

Yes. Please see the prospectus/offer to exchange forming a part of the Registration Statement on Form S-4 filed by Martin Marietta with the SEC in connection with the exchange offer for detailed information regarding withdrawal rights.

37.	Can I re-tender shares that I previously withdrew from the exchange offer?

Yes, withdrawn shares of Vulcan common stock may be re-tendered at any time prior to the expiration date of the exchange offer. Please see the prospectus/offer to exchange forming a part of the Registration Statement on Form S-4 filed by Martin Marietta with the SEC in connection with the exchange offer for detailed information regarding re-tendering shares that have previously been withdrawn from the exchange offer.

38.	Who can assist me with tendering my shares?

If you have any questions or need assistance exchanging your shares, please contact Martin Marietta’s information agent in connection with the exchange offer, Morrow & Co., at (877) 757-5404 (toll-free), or if you are a bank or brokerage firm you may call (800) 662-5200) or via email at exchangeofferinfo@morrowco.com.

D.	VOTING INSTRUCTIONS FOR MARTIN MARIETTA’S PROXY SOLICITATION

Elect Four Independent Nominees to the Vulcan Board of Directors

by Voting the BLUE Proxy Card/Instruction Form

If you are a BENEFICIAL SHAREHOLDER (holding VMC shares through a broker or bank):

1)

You will be receiving our proxy materials in the mail beginning around April 30, 2012. Included in our proxy materials will be a copy of our Definitive Proxy Statement [Link to Definitive Proxy Statement], a letter to shareholders dated April 26th and a BLUE voting instruction form. Please vote each and every BLUE voting instruction form you receive.

Voting Choices

2)	Vote by Mail: You can vote, sign and date this form and return it in the postage paid envelope provided.

3)	Vote by Internet: Your BLUE voting instruction form will include a unique 12-digit control number located on the right hand side. You can use this control number to vote on www.proxyvote.com. Click the link below for beneficial holders to vote via the Internet.

4)	Vote by Phone: You may also call 1-800-454-8683 to vote by telephone. Once again, you will need your 12-digit control number to vote.

5)	Vote NOW – If you are a beneficial shareholder, all electronic voting must be completed by 11:59 p.m., Eastern Time on May 31, 2012.

Even if you have already voted on Vulcan’s white voting instruction form, a later dated BLUE voting instruction form or electronic or telephone vote will revoke your previously cast proxy.

BENEFICIAL HOLDERS VOTE HERE BUTTON LINK

If you are a REGISTERED SHAREHOLDER (holding VMC stock certificates or holding shares directly):

1)

You will be receiving our proxy materials in the mail beginning around April 27, 2012. Included in our proxy materials will be a copy of our Definitive Proxy Statement [Link to Definitive Proxy Statement], a letter to shareholders dated April 26th and a BLUE proxy card. Please vote each and every BLUE proxy card you receive.

Voting Choices

2)	Vote by Mail: You can vote, sign and date this form and return it in the postage paid envelope provided.

3)	Vote by Internet: Your BLUE proxy card will include a unique 8-digit control number. You can use this control number to vote on www.proxyvoting.com/blueproxy. Click the link below for registered holders to vote via the Internet.

4)	Vote by Phone: You may also call 1-888-698-8087 to vote by telephone. Once again, you will need your 8-digit control number to vote.

5)	Vote NOW – If you are a registered shareholder, all electronic voting must be completed prior to Vulcan’s Annual Meeting, scheduled for June 1, 2012 at 3:00 p.m., Central Daylight Time.

Even if you have already voted on Vulcan’s white proxy card, a later dated BLUE proxy card or electronic or telephone vote will revoke your previously cast proxy.

REGISTERED HOLDERS VOTE HERE BUTTON LINK

Employee Plan Holders must refer to the voting instructions included in the proxy material mailed to them by the Trustee of the plan.

WE THANK YOU FOR VOTING AND FOR LETTING YOUR VOICE BE HEARD!

[Link to Martin Marietta’s Definitive Proxy Statement]

[Link to Martin Marietta Materials, Inc. Files Definitive Proxy Materials and Sends Letter to Vulcan Materials Company Shareholders]

If you have any questions or need assistance voting your shares, please call

Morrow & Co., LLC

877-757-5404 or

(203) 658-9400

Or by email at:

BLUEproxy@morrowco.com

Cautionary Note Regarding Forward-Looking Statements

This material may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should be,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this material, other than those relating to historical information or current conditions, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Martin Marietta’s control, which could cause actual results to differ materially from such statements. Risks and uncertainties relating to the proposed transaction with Vulcan include, but are not limited to: Vulcan’s willingness to accept Martin Marietta’s proposal and enter into a definitive transaction agreement reasonably satisfactory to the parties; Martin

Marietta’s ability to obtain shareholder, antitrust and other approvals on the proposed terms and schedule; uncertainty as to the actual premium that will be realized by Vulcan shareholders in connection with the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Martin Marietta’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Martin Marietta’s ability to promptly and effectively integrate the businesses of Vulcan and Martin Marietta; the combined company’s ability to pay dividends in the amounts anticipated; a downgrade of the credit rating of Vulcan’s indebtedness, which could give rise to an obligation to redeem Vulcan’s existing indebtedness; the potential implications of alternative transaction structures with respect to Vulcan, Martin Marietta and/or the combined company, including potentially requiring an offer to repurchase certain of Martin Marietta’s existing debt; the implications of the proposed transaction on certain of Martin Marietta’s and Vulcan’s employee benefit plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional risks and uncertainties include, but are not limited to: the performance of the United States economy; decline in aggregates pricing; the inability of the U.S. Congress to pass a successor federal highway bill; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets that Martin Marietta and Vulcan serve; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta and Vulcan; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply Martin Marietta’s and Vulcan’s long haul distribution markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; inflation and its effect on both production and interest costs; Martin Marietta’s ability to successfully integrate acquisitions and business combinations quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with Martin Marietta’s leverage ratio debt covenants; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s and/or Vulcan’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; a potential downgrade in the rating of Martin Marietta’s or Vulcan’s indebtedness; downward pressure on Martin Marietta’s or Vulcan’s common stock price and its impact on goodwill impairment evaluations; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; healthcare costs; the amount of long-term debt and interest expense; changes in interest rates; volatility in pension plan asset values which may require cash contributions to pension plans; the impact of environmental clean-up costs and liabilities relating to previously divested businesses; the ability to secure and permit aggregates reserves in strategically located areas; exposure to residential construction markets; and the impact on the combined company (after giving effect to the proposed transaction with Vulcan) of any of the foregoing risks, as well as other risk factors listed from time to time in Martin Marietta’s and Vulcan’s filings with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of the Registration Statement and our most recent report on Form 10-K, and any other documents of Martin Marietta and Vulcan filed with the SEC. Any forward-looking statements made in this material are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This material relates to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This material is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) initially filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT MARTIN MARIETTA HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for Vulcan’s 2012 annual meeting of shareholders (the “Vulcan Meeting”), Martin Marietta filed a definitive proxy statement on April 25, 2012 (the “Vulcan Meeting Definitive Proxy Statement”) with the SEC. The Vulcan Meeting Definitive Proxy Statement and accompanying proxy card will be mailed to the shareholders of Vulcan. Martin Marietta also intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE VULCAN MEETING DEFINITIVE PROXY STATEMENT, THE MARTIN MARIETTA MEETING PROXY STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at (877) 757-5404 (banks and brokers may call (203) 658-9400).

Martin Marietta, its directors and executive officers and the individuals nominated by Martin Marietta for election to Vulcan’s Board of Directors are participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta, its directors and executive officers are participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the Registration Statement, the proxy statement for Martin Marietta’s 2012 annual meeting of shareholders, filed with the SEC on April 18, 2012, and the Vulcan Meeting Definitive Proxy Statement, or will be available in the Martin Marietta Meeting Proxy Statement, as applicable.